Exhibit 99.a



04-17
Investor Relations                          Media Relations
Southern Union Company                      Southern Union Company
John F. Walsh                               Jennifer K. Cawley
Director of Investor Relations              Vice President of Corporate
570-829-8662                                Communications
                                            570-829-8839


     COURT  APPROVES  SOUTHERN  UNION/GE   COMMERCIAL  FINANCE   ACQUISITION  OF
CROSSCOUNTRY ENERGY

         WILKES-BARRE, PA. (BUSINESS WIRE) - September 10, 2004 - Southern Union Company ("Southern Union" or the "Company") (NYSE: SUG) announced today that the U.S. Bankruptcy Court for the Southern District of New York (the "Court") issued a Final Sale Order approving the Purchase Agreement, as amended, between CCE Holdings, LLC ("CCE Holdings"), a joint venture of Southern Union and GE
Commercial Finance's Energy Financial Services, and Enron Corp. and its affiliates (collectively "Enron") to acquire 100% of the equity interests of CrossCountry Energy, LLC ("CrossCountry"). The total transaction is valued at $2.45 billion, including the assumption of certain consolidated debt. The acquisition is subject to satisfaction of certain approvals and other closing conditions and is expected to close no later than mid-December.
         Thomas F. Karam, President and Chief Operating Officer of Southern Union, stated, "We are happy to have finally reached the end of the auction process. Now the real effort begins as we work to close and then successfully integrate the acquisition. We very much look forward to working with the CrossCountry team to operate these superior assets. We are equally delighted to have such a strong equity partner as GE Commercial Finance."
         "This transaction is a great illustration of our strategy to invest in quality energy assets, from wellhead to wall socket," said Alex Urquhart, President and Chief Executive Officer of GE Commercial Finance's Energy Financial Services business. "Acquiring this interest in CrossCountry with Southern Union also demonstrates our commitment to supporting leading companies in the industry, across the entire energy spectrum."
         CrossCountry holds interests in and operates Transwestern Pipeline Company, Citrus Corp. and Northern Plains Natural Gas Company - which make up Enron's North American interstate natural gas pipeline system. The pipeline system owned or operated by CrossCountry is comprised of approximately 9,700 miles of pipeline and approximately 8.6 Bcf/d of natural gas capacity.
         Southern Union will provide further information on the acquisition during a public webcast and conference call in the near future. The Company will issue advance notice of the webcast and conference call via news release.

ABOUT GE COMMERCIAL FINANCE ENERGY FINANCIAL SERVICES
         Based in Stamford, Conn., GE Commercial Finance's Energy Financial Services (EFS) provides enterprise financial solutions to the global energy industry from wellhead to wall socket. EFS's more than 200 professionals provide financial products that span the capital structure, including structured equity, leveraged leasing, partnerships, project finance and broad-based commercial finance. GE Commercial Finance is a global, diversified financial services company with assets of over US$220 billion. GE (NYSE: GE) is a diversified technology, media and financial services company dedicated to creating products that make life better. GE operates in more than 100 countries and employs more than 300,000 people worldwide. For more information, visit WWW.GE.COM.

ABOUT SOUTHERN UNION COMPANY
         Southern Union Company, headquartered in Wilkes-Barre, Pennsylvania, is engaged primarily in the transportation and distribution of natural gas. Through its Panhandle Energy subsidiary, the Company owns and operates Panhandle Eastern Pipe Line Company, Trunkline Gas Company, Sea Robin Pipeline Company, Trunkline LNG Company and Southwest Gas Storage Company. Collectively, the pipeline assets operate more than 10,000 miles of interstate pipelines that transport natural gas from the Gulf of Mexico, South Texas and the Panhandle regions of Texas and Oklahoma to major U.S. markets in the Midwest and Great Lakes region. Trunkline LNG, located in Lake Charles, Louisiana, is the nation's largest liquefied natural gas import terminal. Through its local distribution companies, Missouri Gas Energy, PG Energy and New England Gas Company, Southern Union also serves nearly one million natural gas end-user customers in Missouri, Pennsylvania, Massachusetts and Rhode Island. For more information, visit WWW.SOUTHERNUNIONCO.COM.

FORWARD-LOOKING INFORMATION
         This release and other reports and statements issued or made from time to time contain certain "forward-looking statements" concerning projected future financial performance, expected plans or future operations. Southern Union cautions that actual results and developments may differ materially from such projections or expectations.
         Investors should be aware of important factors that could cause actual results to differ materially from the forward-looking projections or expectations. These factors include, but are not limited to: cost of gas; gas sales volumes; gas throughput volumes and available sources of natural gas; discounting of transportation rates due to competition; customer growth; abnormal weather conditions in Southern Union's service territories; impact of relations with labor unions of bargaining-unit employees; the receipt of timely and adequate rate relief and the impact of future rate cases or regulatory rulings; the outcome of pending and future litigation; the speed and degree to which competition is introduced to Southern Union's gas distribution business; new legislation and government regulations and proceedings affecting or involving Southern Union; unanticipated environmental liabilities; ability to comply with or to challenge successfully existing or new environmental regulations; changes in business strategy and the success of new business ventures, including the risks that the business acquired and any other businesses or investments that Southern Union has acquired or may acquire may not be successfully integrated with the business of Southern Union; exposure to customer concentration with a significant portion of revenues realized from a relatively small number of customers and any credit risks associated with the financial position of those customers; factors affecting operations such as maintenance or repairs, environmental incidents or gas pipeline system constraints; Southern Union's, or any of its subsidiaries, debt securities ratings; the economic climate and growth in the energy industry and service territories and competitive conditions of energy markets in general; inflationary trends; changes in gas or other energy market commodity prices and interest rates; the current market conditions causing more customer contracts to be of shorter duration, which may increase revenue volatility; the possibility of war or terrorist attacks; the nature and impact of any extraordinary transactions such as any acquisition or divestiture of a business unit or any assets.

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